Exhibit 99.(d).22

JOHN HANCOCK INVESTMENT TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT made as of this 1st day of July, 2016 to the Subadvisory Agreement dated December 18, 2013, (the “Agreement”), between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Wellington Management Company LLP, a Massachusetts limited liability partnership (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to the compensation of the Subadviser is amended to change the fee for the John Hancock Enduring Assets Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective on July 1, 2016 following approval of the Amendment by the Board of Trustees of John Hancock Investment Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By: /s/ Leo Zerilli

Name: Leo Zerilli

Title: Senior Vice President and Chief Investment Officer

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ David Eikenberry

Name: David Eikenberry

Title: Senior Managing Director

2

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the

"Subadviser Fee"):

Portfolio	First $[ ] Million of Net Assets	Excess Over $[ ] Million of Net Assets
John Hancock Enduring Assets Fund	[ ]%	[ ]%

Portfolio	All Asset Levels
John Hancock Seaport Fund	[ ]%

A-1